EXHIBIT 10.1

SEVERANCE AND RELEASE AGREEMENT

This Agreement is between Stephen E. Lerch (for himself, his spouse and anyone acting for him) (the “Executive”) and Rewards Network Inc. (for itself or any affiliated company, or its or their present and past officers, directors, supervisors, employees and anyone else acting for it or them) (the “Employer”).

WHEREAS, the Employer had employed the Executive as the Executive Vice President and Chief Operating Officer, Dining; and

WHEREAS, the employment relationship between the Employer and the Executive has been terminated;

WHEREAS, pursuant to the Employer’s January 28, 1997 offer letter to the Executive, the Employer loaned the Executive $55,000.00 at six percent interest on which the Executive has not paid any of the principal or interest on that loan; and

WHEREAS, the Employer’s Severance Pay Plan and Summary Plan Description (“Severance Plan”) requires the Executive to sign a written release of all claims against the Employer and all related individuals and entities, in form and substance satisfactory to the Severance Plan Administrator, as a condition of receiving severance benefits; and

WHEREAS, the Employer and Executive wish to enter into this Severance and Release Agreement (“Agreement”) in order to resolve amicably any differences between them;

THEREFORE, the parties agree as follows:

1. Termination. Effective January 14, 2004 (“termination date”), the Executive’s employment with the Employer ended.

2. Accrued Benefits. The Executive will be entitled to any accrued benefits as of the termination date in the same manner as any other employee whose employment with the Employer has terminated, all in accordance with the terms of the Employer’s applicable benefit plans.

3. Expense Reports. The Employer has reimbursed the Executive for all reasonable expenses incurred through the termination date.

4. Return of Employer Property. The Executive acknowledges and warrants that he has returned to the Employer all Employer property in the Executive’s possession, custody or control, whether at the office or off premises, including, but not limited to, confidential information of the Employer, Blackberry personal digital assistant, cell phone, computer equipment, software and credit cards. To the extent that the Executive has not returned such Employer property, he will do so immediately.

5. Severance Arrangements. Pursuant to the Severance Plan, the Employer will pay the Executive for the twelve-month period following January 28, 2004 at the Executive’s current bi-weekly rate in the form of a salary continuation (less applicable deductions). Within three business days of the date that Executive executes this Agreement, Employer will deliver to Executive a check for the amount due and owing under this Agreement to Executive from January 28, 2004 to the date that Executive executes this Agreement. If Executive fully complies with the terms of this Agreement, Employer will pay the Executive a lump sum payment of $130,000 on January 28, 2005. Employer will pay Executive COBRA reimbursement for the twelve-month period following January 28, 2004.

6. Loan. Pursuant to the Employer’s January 29, 1997 offer letter to the Executive, the Employer loaned the Executive $55,000.00 at six percent interest. Prior to the termination date, the Executive had not paid any of the principal or interest on that loan. The balance on that loan as of December 31, 2003 was $78,000, without allowing for compounding of interest. Executive acknowledges and agrees that in accordance with the terms of the loan contained in the January 24, 1997 offer letter, the Employer deducted the balance of the loan from the bonus for 2003 paid on February 27, 2004. The Executive acknowledges and warrants that there are no other outstanding loans or advances between the Executive and the Employer.

7. Outplacement. Employer will pay up to $15,000 to Challenger, Gray & Christmas for six months of outplacement services to be used by the Executive within twelve months after the termination date.

8. Future Cooperation. After the termination date, the Executive will cooperate with, and assist the Employer in any investigations, proceedings or actions relating to any matters in which he was involved or had knowledge while employed by the Employer, subject to reimbursement for approved expenses.

9. No Future Employment. The Executive will not seek or accept future employment or consulting arrangements with the Employer in any position with or for the Employer.

10. No Disruption. The Executive will not disrupt, interfere with, or in any way disturb the Employer’s business.

11. Non-Disparagement. The Executive will not take any action or make any statement that reflects negatively on the Employer, or in any way disparages, in any manner, the Employer’s management, business or business practices.

In response to inquiries from prospective employers of the Executive, the Employer will not make any statement that reflects negatively on the Executive concerning Executive so long as

Executive directs any prospective employers with inquiries regarding his employment with the Employer to the Employer’s Human Resources Department. The Employer will provide potential employers only with the Executive’s job title, dates of employment, and wage or salary at time of separation and shall advise potential employers that is the only information that may be provided under Employer’s policy.

12. Disclosure of Confidential Information. The Executive will not, without the Employer’s prior permission, directly or indirectly disclose to anyone outside of the Employer any trade secrets or other confidential information of the Employer, or any information received in confidence from third parties by the Employer or about third parties by the Employer, as long as such matters remain trade secrets or confidential. Trade secrets and other confidential information shall include any information or material which has not been made available generally to the public and which (a) is generated or collected by or utilized in the operations of the Employer and relates to the actual or anticipated business or research or development of the Employer; or (b) is suggested by or results from any task assigned to the Executive by the Employer or work performed by the Executive for or on behalf of the Employer.

13. Protection of Proprietary Interests. To protect the Employer’s proprietary interests and in consideration for the consideration in this Agreement, including but not limited to paragraphs five, six and seven, the Executive agrees that for a period twelve months after January 28, 2004:

(a) he will not, directly or indirectly, on behalf of himself or any other person, company or entity, offer to sell, solicit, participate in offering to sell, or participate in soliciting, products or services competitive with or similar to products or services offered by, manufactured by, designed by or distributed by the Employer to any person, company or entity which was an Employer customer, restaurant, member or partner for such products or services and with which he had direct or indirect contact with regarding those products or services at any time during the last twelve months of his employment with the Employer, without the prior written consent of the Chief Executive Officer of the Employer.

(b) he will not directly or indirectly, on behalf of himself or any other person, company or entity, participate in the development of any products or services similar to or competitive with products or services with which he had any product or service development responsibilities or participation during the last twelve months of his employment with the Employer, without the prior written consent of the Chief Executive Officer of the Employer.

(c) he will not in any capacity sell, manage, supervise or offer products or services competitive with or similar to the restaurant marketing, restaurant financing or restaurant rewards business of the Employer in the United States or Canada, without the prior written consent of the Chief Executive Officer of the Employer.

(d) he will not, directly or indirectly hire, solicit, attempt to persuade or communicate with any employee of the Employer, or any person who was an employee of the Employer within the six months preceding contact between the Executive and that person, to leave the employ of the Employer or otherwise interfere with the performance of their duties for the Employer, without the prior written consent of the Chief Executive Officer of the Employer.

14. Confidentiality. Except as otherwise required by law, the parties agree that the terms of this Severance Agreement and Release are strictly confidential and must not be disclosed in any manner to any person. The only exceptions to this prohibition on disclosure are to the parties’ attorneys and/or tax advisors, and the Employer’s employees necessary to comply with the Employer’s obligations under this Agreement, all of whom are similarly bound by this confidentiality provision.

15. Non-Admission. The parties agree that the Employer’s offer of this Severance Agreement and Release and/or the payment of severance under this Agreement are not an admission of any kind that the Executive has any viable claims against the Employer or that the Employer admits to any liability whatsoever.

16. Release. The Executive releases the Employer with respect to any and all known and unknown claims of any type to date arising out of any aspect of their employment relationship or the termination of their employment relationship. This includes, but is not limited to, breach of any implied or express employment contracts, covenants or duties; entitlement to any pay or benefits, including insurance benefits or attorney fees; claims for wrongful termination, violation of public policy, defamation, emotional distress, invasion of privacy, loss of consortium, negligence, other federal, state, local or common law matters or any act or omission; or claims of discrimination based on age (Age Discrimination in Employment Act) (“ADEA”), ancestry, color, concerted activity, disability, entitlement to benefits, marital status, national origin, parental status, race, religion, retaliation, sex, sexual harassment, sexual orientation, source of income, union activity, veteran’s status or other protected status. The Executive also acknowledges that he has not suffered any on-the-job injury for which he has not already filed a claim.

17. Covenant Not To Sue. The Executive agrees not to sue the Employer for any claims covered by the release in this Agreement. This agreement not to sue does not apply to an ADEA claim to the extent such an exception is required by law. If the Executive sues in violation of this Agreement, the Executive agrees (1) to pay all costs and expenses incurred by the Employer in defending against a suit or enforcing this Agreement, including court costs, expenses and reasonable attorney fees, or (2) to be obligated upon written demand to repay to the Employer, as liquidated damages, all of the payment paid to the Executive pursuant to this Agreement and the outstanding balance under the loan referenced in Section 6 except One Hundred Dollars ($100), and (3) in addition to either (1) or (2), that the Employer shall not be obligated to continue payment to the Executive of any remaining payments under this Agreement.

18. Exclusions from Release. Excluded from the release and the agreement not to sue are any claims which cannot be waived by law, the filing of a discrimination charge with a government agency, and claims arising out of this Agreement after the date hereof. But the Executive agrees to waive any right to any monetary recovery should any government agency pursue any claims on the Executive’s behalf.

19. Modification. This Agreement may only be modified in a writing signed by both parties. If any part of this Agreement is found to be illegal or invalid by a final non-appealable ruling of a court of competent jurisdiction, it will be deemed severed from this Agreement, and the remainder of the Agreement will remain in effect and will be enforceable within the bounds of applicable law. If any restriction or limitation in this Agreement is found to be unreasonable, onerous or unduly restrictive, it will not be stricken in its entirety, but will remain effective to the maximum extent permissible.

20. Waiver of Breach. Should the Executive breach any provision of this Agreement, and should the Employer decide not to enforce its rights against the Executive, that decision will not operate or be construed as a waiver of any subsequent breach by the Executive. No such waiver will be valid unless in writing and signed by an officer of the Employer.

Should the Employer breach any provision of this Agreement, and should the Executive decide not to enforce its rights against the Employer, that decision will not operate or be construed as a waiver of any subsequent breach by the Employer. No such waiver will be valid unless in writing and signed by the Executive.

21. Attorney Fees. The prevailing party in any dispute regarding this Agreement is entitled to payment of its reasonable attorneys’ fees and costs incurred in enforcing this Agreement.

22. Complete Agreement. This Agreement resolves all matters between the Executive and the Employer and supersedes any other written or oral agreement between them.

23. Voluntariness. The Executive is signing this Agreement knowingly and voluntarily, has not been coerced or threatened into signing this Agreement and has not been promised anything else in exchange for signing this Agreement.

24. Attorney Consultation. By this Agreement, the Executive has been advised to consult with an attorney of the Executive’s choice at the Executive’s own expense before signing below.

25. Time Periods. The Executive has been given at least 21 days to consider this Agreement. After the Executive signs this Agreement, the Executive has seven days to revoke it by giving the Employer written notice of revocation. If this Agreement is not revoked, the Executive will receive the severance and other benefits provided in this Agreement.

26. Jurisdiction, Choice of Law, Injunctive Relief, and Attorney Fees. The parties consent to the jurisdiction of the courts of Florida and the application of Florida law with respect to any matter or thing arising out of this Agreement. In the event of a breach or a threatened breach of this Agreement by the Executive, the Executive acknowledges that the Employer will face irreparable injury which may be difficult to calculate in dollar terms and that the Employer shall be entitled, in addition to remedies otherwise available at law or in equity, to temporary restraining orders and preliminary injunctions and final injunctions enjoining such breach or threatened breach. In the event the Employer shall successfully enforce any part of this Agreement through legal proceedings, the Executive agrees to pay the Employer all costs and attorneys’ fees reasonably incurred by the Employer in connection therewith.

Signed:

/s/ Stephen E. Lerch	/s/ George S. Wiedemann
EXECUTIVE	REWARDS NETWORK INC.

April 28, 2004	April 29, 2004
DATE	DATE

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